Exhibit 10.16

Form of Executive RSU Award

W. P. CAREY INC.
RESTRICTED SHARE UNIT AGREEMENT

    AGREEMENT dated as of Grant Date, between W. P. Carey Inc., a Maryland corporation (the “Company”) and Participant Name (the “Grantee”).

    WHEREAS, the Company desires to grant to the Grantee restricted share units (“RSUs”) under the Amended and Restated 2017 Share Incentive Plan (the “Plan”), and the Long-Term Incentive Program thereunder, providing Grantee with the right to receive a common share of the Company (the “Shares”) for each RSU granted to Grantee.

    WHEREAS, the parties to this Agreement wish to provide the terms and conditions upon which the Company will grant RSUs to the Grantee.

    WHEREAS, except as defined in Section 16, all capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

    ACCORDINGLY, the parties agree as follows:

    1. Grant of RSUs. The Company hereby grants to the Grantee #Shares Granted RSUs subject to the terms of this Agreement. Each RSU represents the right to receive a Share, subject to adjustment as provided in the Plan. RSUs shall not be entitled to voting rights.

    2. Vesting and Payment.

    (a) The Grantee’s rights to any RSU granted under this Agreement shall become fully vested and nonforfeitable at the rate of thirty-three and one-third percent (33 ⅓%) per year during which Grantee is employed by or provides services to the Company except as described below. February 15 shall be the anniversary date for purposes of this Agreement so that the first 33 ⅓% of RSUs shall vest on the February 15th of the year following the grant date. Except as provided in this Agreement, if the Grantee’s employment with the Company is terminated for any reason prior to the date on which the RSUs become vested and nonforfeitable, the Grantee shall automatically and immediately forfeit any such unvested RSUs.

    (b)    Notwithstanding subsection (a), if the Grantee’s employment or service with the Company is terminated due to the Grantee’s death or Disability, the Grantee’s rights hereunder shall automatically become fully vested on the date of such termination. With respect to a termination for Disability, the benefits set forth in this subsection are conditioned on the Grantee entering into a separation agreement (including a full release of claims) within 60 days of termination in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement having not been revoked and the applicable revocation period, which may not exceed 10 days, having expired.

    (c)    Notwithstanding subsection (a), if the Grantee’s employment or service with the Company is terminated by the Company without Cause or by the Grantee for Good Reason, the Grantee’s rights hereunder shall automatically become fully vested on the date of termination. With respect to a termination without Cause or a Resignation for Good Reason, the benefits set forth in this subsection are conditioned on the Grantee entering into a separation agreement (including a full release of claims) within 60 days of termination in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement having not been revoked and the applicable revocation period, which may not exceed 10 days, having expired.

        (d)    Notwithstanding subsection (a), in the event of the Grantee’s Retirement, any RSU granted under this Agreement that has not become vested as of the date of the Grantee’s Retirement, and that was granted at least six months prior to Retirement, will fully vest on the date of Retirement so long as the Grantee does not breach the separation agreement described in the definition of Retirement below.
    (e)    Subject to Section 2(f), if and to the extent earned, one Share shall be paid in satisfaction of each vested RSU as soon as practicable following vesting, but in no event later than 2½ months following the end of the calendar year in which vesting has occurred and the RSU is no longer subject to a substantial risk of forfeiture.

    (f)    If permitted by the Company, Grantee may elect, in accordance with written plans or procedures adopted by the Company from time to time, to defer the distribution of all or any portion of the Shares that would otherwise be distributed to Grantee hereunder pursuant to Section 2 (“Deferred Shares”), or result from dividend payments thereon as provided in Section 3. Any Deferred Shares shall be credited to a bookkeeping account established on Grantee’s behalf under the Company’s written plans and/or procedures then in effect with respect to such Shares.

    3. Dividend and Distribution Equivalents. With respect to each of the RSUs granted hereunder, each time the Board of the Company shall declare a cash dividend or distribution (or dividend or distribution payable in property other than Shares) with respect to Shares, then provided the record date is on or after the date of this Agreement and before the earliest of (1) the date on which such RSUs are forfeited, (2) the date on which Shares are recorded or paid in satisfaction of such RSUs pursuant to Section 2(e), or (3) the date on which Shares that would otherwise be distributed to Grantee are converted to Deferred Shares under Section 2(f), dividend equivalents will accrue with respect to the RSUs corresponding to the amount of any cash dividend or distribution (or dividend or distribution payable in property other than Shares). Such dividend equivalents will be paid in cash to the Grantee without interest if and to the extent that the underlying RSUs become vested as provided in this Agreement.

In the event that the Grantee receives any additional RSUs as an adjustment with respect to the RSUs granted under this Agreement, such additional RSUs will be subject to the same restrictions as if granted under this Agreement as of the grant date and paid pursuant to Section 2 of this Agreement.

    4. Change of Control. Upon the occurrence of (i) a Change of Control and (ii) a Termination of Employment or Service in Connection with a Change of Control, the Grantee’s unvested RSUs shall become fully vested and nonforfeitable. The benefits set forth in this section are conditioned on the Grantee entering into a separation agreement (including a full release of claims) within 60 days of termination in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement having not been revoked and the applicable revocation period, which may not exceed 10 days, having expired.

    5. Securities Law Compliance. (a) The Grantee represents and agrees that he or she is acquiring any Shares upon payment of the RSUs for his or her own account and not with the intention of reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws.

    (b)    The Company shall have the right to take any actions it may deem necessary or appropriate to ensure that any such issuance of Shares complies with applicable federal and state securities laws.

    6. Nontransferability of Benefits. Any RSUs are not subject to the claims of Grantee’s creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered, other than by Will or the laws of descent and distribution. Any attempt to transfer contrary to the provisions hereof shall be null and void.

    7. Tax Liability. To the extent required by any federal, state or local law, the Grantee shall make such arrangements as may be required or be satisfactory to the Company, in its sole and absolute discretion, for the payment of any tax withholding obligations that arise in connection with the payment of the Shares underlying the RSUs. The Grantee shall pay such required withholding directly to the Company in cash upon request or, to the extent permitted and approved by the Committee, may elect to have such tax withholding obligation satisfied through withholding shares to be issued pursuant to the RSUs or transferring already-owned shares. To the extent the obligation is not or cannot be fully satisfied in this manner, the Company shall have the right to deduct the requisite amount from payments of any kind otherwise due to the Grantee. The Company shall not be required to deliver any Shares under this Agreement until such obligations are satisfied.

    8. Effect on Employment Rights. Nothing in this Agreement shall be construed as giving the Grantee any right to continued employment with the Company. Except as otherwise expressly provided herein, the terms and conditions of the Grantee’s employment with the Company shall remain unchanged.

    9. Severability. If any portion of this Agreement shall be held invalid or illegal for any reason, such event shall not affect or render invalid or unenforceable the remainder of this Agreement.

    10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Grantee, his or her beneficiary and the Company and its successors and assigns.

    11. Notice. Any notice, consent, election or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address, or by facsimile with proof of transmission. The date of such mailing or transmission shall be deemed the date of notice, consent, election or demand.

    12. Administration. The Committee shall have full discretionary authority to (a) interpret, construe and administer this Agreement and to delegate all or a part of its duties and responsibilities hereunder, and (b) make all determinations as to any rights under the Agreement. The interpretation and construction of this Agreement by the Committee or its delegate, and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest. Neither the Committee nor any director, officer or Grantee of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Agreement, so long as such action or omission to act be made in good faith.

    13. Clawback. This award shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) the Company’s Clawback Policy, Recoupment Policy or similar supplemental or successor policy, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

    14. Amendment. Except as provided herein, this Agreement may not be amended, altered or modified in a manner materially adverse to the Grantee, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

    15. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

    16. Definitions. For purposes of this Agreement:

(a)“Disability” shall mean the Grantee’s substantial inability, including by virtue of physical or mental illness, injury, disability, or other incapacity, to perform the essential functions of the Grantee’s position (with or without reasonable accommodation) for a period of ninety (90) consecutive days or more than one hundred eighty (180) days in any twelve (12)-month period. If there is a dispute as to the existence of Disability, Disability will be established if a qualified medical doctor selected by a Grantee and the Company so certifies in writing. If a Grantee and the Company are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. Grantee agrees to be available for an examination by a doctor selected in accordance with this paragraph, which examination will be paid for by the Company. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. The foregoing paragraph shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.

(b) “Employment with the Company” shall mean and include any employment by a Subsidiary of the Company and may in the Committee’s sole discretion also include any employment by an Affiliate of the Company that is not a Subsidiary of the Company.

(c)“Cause” means a good-faith determination of the Committee or its designee that the Grantee: (1) materially failed to observe and comply with any of the Company’s written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination and its policies regarding equal employment opportunity and maintenance of a drug-free work place; (2) willfully and continually failed to substantially perform the Grantee’s material duties with the Company; (3) willfully failed to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Company; (4) committed any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (5) committed any act of dishonesty, illegal conduct, fraud, embezzlement or breach of fiduciary duty either (x) against the Company or any Affiliate, or (y) which is or which is reasonably expected to be materially injurious to the Company or any Affiliate; or (6) engaged in gross or willful misconduct that has undermined or is reasonably likely to undermine the reputation and goodwill of the Company or any Affiliate.

(d)“Good Reason” shall mean the occurrence, prior to the determination of Cause as set forth herein, without the Grantee’s written consent, of: (i) a material reduction in the Grantee’s base salary or target incentive opportunity, other than as part of a reduction applicable to similarly-situated employees generally; or (ii) the involuntary relocation of the Grantee’s principal place of employment to a location more than fifty (50) miles from the Grantee’s then-current principal place of employment; provided, however, that Good Reason shall not exist unless the Grantee provides the Company with written notice of any such condition constituting Good Reason within thirty (30) days from the initial occurrence of the condition and such condition is not remedied within thirty (30) days of such written notice, and the Grantee actually terminates the Grantee’s employment at the end of such thirty (30)-day period.

(e)For purposes of this Agreement, “Retirement” shall mean the Grantee’s voluntary resignation from employment, other than while grounds for Cause exist, provided that:
a.the Grantee’s age plus years of service with the Company equals at least sixty-five (65) and the Grantee is (A) at least fifty-seven (57) years old, and (B) has at least five years of service with the Company;
b.the Grantee provided the Company written notice that he/she is considering retirement at least three months prior to the retirement date;
c.the Company’s Equity Awards Committee has taken separate action to approve the retirement date and the continued vesting; and
d.the Grantee has entered into a separation agreement (including a full release of claims) with the Company in such form as may be provided by the Company, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired.

For purposes of this Agreement and this definition of Retirement, Retirement shall not include the Grantee’s resignation from the Company when such resignation is given in connection with the Grantee’s prior acceptance (or planned or contemplated acceptance) of an employment or consulting position or arrangement with an acquiror, owner, or manager of commercial real estate.

    IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first set forth above.

W. P. CAREY INC.

By:
Title:

GRANTEE:

Name: